UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 27, 2006

THE CHEESECAKE FACTORY INCORPORATED
 (Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26901 Malibu Hills Road Calabasas Hills, California 91301
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(818) 871-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          On March 27, 2006, the Company entered into employment agreements with the following executive officers:  Debby R. Zurzolo, Michael J. Dixon, Peter J. D’Amelio, and Max S. Byfuglin.

          The following is a brief description of the terms and conditions of these agreements that may be considered material to the Company.  This description is not a complete description of all the terms and conditions of the agreements and is qualified in its entirety by reference to the agreements, the form of which is attached as Exhibit 99.1

          Each agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either party gives notice not to extend.  Under the agreements, the Company will pay an annual base salary to Ms. Zurzolo equal to $340,000 and Messrs. Dixon, D’Amelio and Byfuglin equal to $285,000, $390,000, and $300,000, respectively.  The annual base salary may be changed at such times, if any, and in such amounts as the Compensation Committee of the Company’s Board of Directors may determine, but may not be decreased without the executive’s consent.  While employed by the Company, the executive is entitled to participate equitably with the Company’s other executive officers in any Company plan relating to pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits to the extent eligible by virtue of the executive’s position, tenure and salary.  The Company will also pay the executive’s portion of any premium for medical care insurance with respect to the executive and his or her immediate family to the extent provided to other executive officers of the Company and based on the most comprehensive plan offered to the Company’s executive officers.  The executive will be eligible to participate in any car leasing or car allowance program maintained by the Company and will also be entitled to receive all other fringe benefits that are provided to the Company’s executive officers (adjusted for seniority, compensation levels and location).  The Company is obligated to the fullest extent permitted by Delaware law to indemnify and hold harmless the executive to the same extent that the Company indemnifies and holds harmless other executive officers in accordance with established policies.

          Under each agreement, the Company is obligated to provide the severance benefits described below if (i) during the term of the agreement the Company terminates the executive’s employment for any reason other than “cause” (as defined); (ii) within 18 months of a “change of control” (as defined) that occurs during the term of the agreement, the Company terminates the executive’s employment (whether or not the term of the agreement has ended without renewal) for any reason other than “cause”; or (iii) the executive terminates the agreement at any time within 60 days of a “constructive termination” (as defined).  In any such case, the Company will be required to pay a severance payment equal to one times the executive’s base salary (as defined) (1/2 the base salary if termination is by reason of death); all installments of options to purchase shares of the Company’s common stock that are scheduled to become exercisable within 24 months shall become exercisable (subject to expiration or termination as set forth in the applicable stock option agreement); and the Company shall pay the executive a performance achievement bonus under the Company’s annual performance achievement plan that is proportionately adjusted to reflect the executive’s actual duration of service for the applicable year, provided the Compensation Committee certifies attainment of the performance incentive target and the payment is not inconsistent with Section 162(m) of the Internal Revenue Code and the regulations thereunder.  In addition, the Company is required to continue at its expense for a 12 month period after the date of termination medical, dental and hospitalization benefits that were provided within 90 days of the date of termination or, if termination is within 18 months of a change of control, were provided to the executive prior to the change of control (provided that the level of benefits may not be lower than the level on the date of termination).  The Company’s obligation with respect to these continuation benefits is limited to the extent that the executive obtains benefits from a subsequent employer.  In the event that any payment or benefit paid or payable to the executive under the agreement is subject to any excise tax in connection with the “excess parachute payment” provisions of the Internal Revenue Code, the executive is entitled to receive an additional “gross-up” payment from the Company such that the after-tax proceeds of the payment to the executive will be sufficient to pay any such excise tax in full.  Each agreement also prohibits certain competitive activities during the term of the agreement and for a 24-month period thereafter also prohibits solicitation of employees, customers, franchisees, landlords or suppliers of the Company.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

          (d)     Exhibits

                    99.1     Employment Agreement Form

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2006	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ MICHAEL J. DIXON

Michael J. Dixon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Employment Agreement Form

4